Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End 2011 Results

Company Announces Increase in Quarterly Dividend to $0.46 Per Share, an Increase of $0.10 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 26, 2012--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $42.2 million for the fourth quarter and $173.5 million for the year;
  12-month backlog of $138 million;
  Earnings per diluted share of $0.59 for the fourth quarter and $2.34 for the year;
  Cash provided by operations of $9.3 million for the fourth quarter and $33.5 million for the year; and
  Quarterly dividend of $0.46 per share, an increase of $0.10 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2011.

The Company also announced that its Board of Directors has declared a $0.10 per share increase in the regular quarterly cash dividend to $0.46 (forty-six cents) per share, payable on February 24, 2012, to stockholders of record as of the close of business on February 9, 2012.

Total revenues for the fourth quarter ended December 31, 2011, decreased 2.0% to $42.2 million, compared with total revenues of $43.1 million for the prior-year quarter. Net income for the quarter ended December 31, 2011, decreased 1.7% to $6.6 million, or $0.59 per diluted share, compared with $6.7 million, or $0.61 per diluted share, for the quarter ended December 31, 2010. Cash provided by operations for the fourth quarter of 2011 was $9.3 million, compared with $5.7 million for the prior-year quarter.

Total revenues for the year ended December 31, 2011, increased 13.2% to $173.5 million, compared with total revenues of $153.2 million for the prior year. Net income for the year ended December 31, 2011, increased 37.9% to $25.8 million, or $2.34 per diluted share, compared with $18.7 million, or $1.71 per diluted share, for the year ended December 31, 2010. Cash provided by operations for 2011 was $33.5 million, compared with $19.6 million for the prior year.

For 2012, the Company anticipates total revenues of $187 million to $199 million and net income of approximately $28.5 million to $30.5 million, or $2.59 to $2.75 per diluted share. CPSI’s 12-month backlog as of December 31, 2011, was $138 million, consisting of $35 million in non-recurring system purchases and $103 million in recurring payments for support, Business Management Services and SAAS contracts.

A listen-only simulcast and replay of CPSI’s fourth quarter and year-end 2011 conference call will be available on-line at www.cpsinet.com and www.earnings.com on January 27, 2012, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 45 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 1,200 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including the effects of the healthcare reform legislation enacted in 2010 and changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; changes in accounting principles generally accepted in the United States; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Sales revenues:
System sales	$15,445	$19,204	$70,644	$61,253
Support and maintenance	17,994	15,604	67,557	59,259
Business management services	8,773	8,271	35,275	32,735
Total sales revenues	42,212	43,079	173,476	153,247

Cost of sales:
System sales	11,107	13,023	47,603	46,801
Support and maintenance	7,489	6,303	27,239	23,923
Business management services	4,974	4,220	19,223	18,139
Total cost of sales	23,570	23,546	94,065	88,863
Gross profit	18,642	19,533	79,411	64,384

Operating expenses:
Sales and marketing	3,041	3,291	13,413	11,605
General and administrative	5,074	6,036	24,703	23,682
Total operating expenses	8,115	9,327	38,116	35,287

Operating income	10,527	10,206	41,295	29,097
Interest income, net	175	160	667	674
Income before taxes	10,702	10,366	41,962	29,771
Provision for income taxes	4,147	3,701	16,129	11,033
Net income	$6,555	$6,665	$25,833	$18,738

Basic earnings per share	$0.59	$0.61	$2.34	$1.71
Diluted earnings per share	$0.59	$0.61	$2.34	$1.71

Weighted average shares outstanding:
Basic	11,063	10,963	11,034	10,963
Diluted	11,063	10,963	11,034	10,963

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Balance Sheets
(in thousands)

	Dec. 31, 2011	Dec. 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,664	$2,940
Investments	16,487	13,402
Accounts receivable, net of allowance for doubtful accounts of $1,276 and $969, respectively	21,521	25,473
Financing receivables, current portion (net)	3,781	3,114
Inventory	1,839	1,783
Deferred tax assets	2,544	2,244
Prepaid income taxes	835	102
Prepaid expenses	498	562
Total current assets	54,169	49,620

Financing receivables, long-term (net)	4,057	4,432
Property and equipment	30,745	19,576
Accumulated depreciation	(13,326)	(10,893)
Total assets	$75,645	$62,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,469	$2,617
Deferred revenue	5,590	4,469
Accrued vacation	3,212	2,952
Other accrued liabilities	5,400	4,447
Total current liabilities	16,671	14,485

Deferred tax liabilities	1,590	1,786

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,963 and 10,973 shares issued and outstanding	11	11
Additional paid-in capital	31,582	30,549
Accumulated other comprehensive income	7	59
Retained earnings	25,784	15,845
Total stockholders’ equity	57,384	46,464
Total liabilities and stockholders’ equity	$75,645	$62,735

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended Dec. 31, 2011	Year Ended Dec. 31, 2011
Net cash provided by operating activities	$9,341	$33,540
Purchases of property and equipment*	(9,840)	(10,847)
Free cash flow	$(499)	$22,693

* Includes $9,500 for the acquisition of the Company’s corporate headquarters and campus facility in December 2011.

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer